DECKERS BRANDS REPORTS FIRST QUARTER FISCAL 2022 FINANCIAL RESULTS

Goleta, California (July 29, 2021) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the first fiscal quarter ended June 30, 2021. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2022.

•First Quarter Fiscal 2022 Revenue Increased 78.2% to $504.7 Million
•First Quarter Fiscal 2022 Earnings Per Share Increased to $1.71
•Full Year Fiscal 2022 Outlook Raised: Earnings Per Share Now in the Range of $14.45 to $15.10

"Our portfolio of brands delivered a strong start to fiscal 2022, which propelled Deckers to its most profitable first quarter ever," said Dave Powers, President and Chief Executive Officer. "The growing influence of HOKA, increasing year-round appeal of UGG, and continuing strength of Teva are driving progress across strategic priorities and delivering a more balanced business. While macro-economic headwinds persist throughout the supply chain, we are confident in the consumer demand for our brands and the resilience of our global omni-channel organization, and we remain dedicated to the foundational, long-term strategies driving Deckers' success."

First Quarter Fiscal 2022 Financial Review

•Net sales increased 78.2% to $504.7 million compared to $283.2 million for the same period last year. On a constant currency basis, net sales increased 76.1%.
•Gross margin was 51.6% compared to 50.3% for the same period last year.
•SG&A expenses were $198.7 million compared to $150.3 million for the same period last year.
•Operating income was $61.8 million compared to a loss of $7.7 million for the same period last year.
•Income tax expense was $13.5 million compared to a benefit of $0.1 million for the same period last year.
•Diluted earnings per share was $1.71 compared to basic loss per share of $0.28 for the same period last year.

Brand Summary

•UGG® brand net sales for the first quarter increased 70.8% to $213.0 million compared to $124.7 million for the same period last year.
•HOKA ONE ONE® brand net sales for the first quarter increased 95.5% to $213.1 million compared to $109.0 million for the same period last year.
•Teva® brand net sales for the first quarter increased 65.9% to $58.5 million compared to $35.2 million for the same period last year.
•Sanuk® brand net sales for the first quarter increased 13.7% to $15.0 million compared to $13.2 million for the same period last year.
•Other brands, primarily composed of Koolaburra®, net sales for the first quarter increased 435.9% to $5.0 million compared to $0.9 million for the same period last year.

Channel Summary (included in the brand net sales numbers above)

•Wholesale net sales for the first quarter increased 140.2% to $344.3 million compared to $143.3 million for the same period last year.
•Direct-to-Consumer (DTC) net sales for the first quarter increased 14.7% to $160.4 million compared to $139.8 million for the same period last year.

Geographic Summary (included in the brand and channel net sales numbers above)

•Domestic net sales for the first quarter increased 82.3% to $336.1 million compared to $184.3 million for the same period last year.
•International net sales for the first quarter increased 70.5% to $168.6 million compared to $98.9 million for the same period last year.

Balance Sheet (June 30, 2021 as compared to June 30, 2020)

•Cash and cash equivalents were $956.7 million compared to $661.9 million.
•Inventories were $457.7 million compared to $435.0 million.
•There were no outstanding borrowings compared to $30.7 million.

Stock Repurchase Program

During the first quarter, the Company repurchased approximately 249 thousand shares of its common stock for a total of $82.2 million at an average price of $329.55. As of June 30, 2021, the Company had $728.5 million remaining under its stock repurchase authorization.

Full Year Fiscal 2022 Outlook for the Twelve Month Period Ending March 31, 2022

•Net sales are now expected to be in the range of $3.010 billion to $3.060 billion.
•Gross margin is now expected to be slightly below 53.0%.
•SG&A expenses as a percentage of sales are now projected to be approximately 35.0%.
•Operating margin is still expected to be in the range of 17.5% to 18.0%.
•Effective tax rate is still expected to be approximately 23.0%.
•Diluted earnings per share is now expected to be in the range of $14.45 to $15.10.
•The earnings per share guidance does not assume any impact from additional share repurchases.

COVID-19 Update

The Company continues to assess and modify its operations in response to the COVID-19 pandemic. The Company will continue to review expert agency guidelines, as well as information from health officials and local authorities, to determine the appropriate scope of operations and allocation of resources necessary to navigate this dynamic and unprecedented environment.

Supply Chain
The Company maintains a network of strategic sourcing partners which includes material vendors and third-party manufacturers. The Company is actively experiencing disruption and delays within its sourcing network related to COVID-19 outbreaks in various countries. The Company is also experiencing capacity constraints and cost pressures related to container shortages and port congestion that are causing shipping delays and may lead to higher usage of air freight in future periods. The full effect of disruptions and delays are not yet known, but the Company will continue to monitor the situation closely and is actively working to mitigate these pressures where possible.

The Company's distribution center in Moreno Valley, California, as well as other third-party distribution facilities that the Company leverages to service its operations, are currently in operation and supporting ongoing logistics. However, these facilities have been operating and may continue to operate at limited capacity due to the enhanced health and safety measures that are in place. The Company anticipates operational challenges related to capacity constraints, as well as increased costs associated with warehouse employee safety and payroll expense. The Company's third-party logistics providers are also experiencing capacity constraints, which are having an adverse effect on our operations.

Retail Stores
Approximately 66% of the Company’s global stores were open for the entire first quarter, which compares to approximately 20% in the prior year first quarter. Given the ongoing and uncertain pandemic conditions, which include meaningful local and regional differences in expert agency guidance and local authority mandates, the Company anticipates that temporary retail store closures and operating limitations in certain geographies may continue for at least a portion of the second quarter of fiscal year 2022 and potentially beyond.

Non-GAAP Financial Measures

In certain instances the Company may present non-GAAP financial measures, including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports comparable DTC sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call Information

The Company’s conference call to review the results for the first quarter fiscal year 2022 will be broadcast live today, Thursday, July 29, 2021, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the "Webcast" box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the "Quarterly Earnings" section of the "Financials" tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA One One®, Teva®, and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 40 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, effective tax rate, and diluted earnings per share; the impacts of capacity constraints and cost pressures related to container shortages and port congestion; the scope of our operations at retail stores and distribution centers; the disruptions and impacts caused by the COVID-19 pandemic on our business and operations; our ability to drive future growth and success; and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information. In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of COVID-19, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

# # #
Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended June 30,
	2021	2020
Net sales	$504,678	$283,169
Cost of sales	244,175	140,603
Gross profit	260,503	142,566
Selling, general and administrative expenses	198,671	150,265
Income (loss) from operations	61,832	(7,699)
Other expense, net	181	373
Income (loss) before income taxes	61,651	(8,072)
Income tax expense (benefit)	13,527	(99)
Net income (loss)	48,124	(7,973)
Other comprehensive income (loss)
Unrealized gain on cash flow hedges, net of tax	1,458	353
Foreign currency translation gain	1,893	653
Total other comprehensive income	3,351	1,006
Comprehensive income (loss)	$51,475	$(6,967)

Net income (loss) per share
Basic	$1.73	$(0.28)
Diluted	$1.71	$(0.28)
Weighted-average common shares outstanding
Basic	27,813	28,001
Diluted	28,062	28,001

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	June 30, 2021	March 31, 2021
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$956,712	$1,089,361
Trade accounts receivable, net	218,807	215,718
Inventories, net	457,704	278,242
Other current assets	92,975	67,478
Total current assets	1,726,198	1,650,799
Property and equipment, net	222,348	206,210
Operating lease assets	189,869	186,991
Other noncurrent assets	152,840	123,705
Total assets	$2,291,255	$2,167,705

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	393,635	231,632
Operating lease liabilities	46,279	46,768
Other current liabilities	160,619	189,968
Total current liabilities	600,533	468,368
Long-term operating lease liabilities	185,777	176,274
Other long-term liabilities	85,958	78,838
Total long-term liabilities	271,735	255,112
Total stockholders' equity	1,418,987	1,444,225
Total liabilities and stockholders' equity	$2,291,255	$2,167,705